Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

August 27, 2019

AEP Texas Inc.
AEP Texas Restoration Funding LLC
1 Riverside Plaza
Columbus, Ohio 43215

Re:	Registration Statement on Form SF-1

Ladies and Gentlemen:

We have acted as special tax counsel to AEP Texas Restoration Funding LLC, a Delaware limited liability company (the “Company”), as registrant, in connection with the preparation of the registration statement on Form SF-1 (Registration Nos. 333-232430 and 333-232430-01) filed on June 28, 2019 (as amended, the “Registration Statement”) relating to the issuance and sale of system restoration bonds (the “System Restoration Bonds”).  The Registration Statement is filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, the Company has been formed for the issuance of the System Restoration Bonds pursuant to an LLC Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) entered into by AEP Texas Inc., as sole member (“AEP Texas”).  The Company will cause the System Restoration Bonds to be issued under and pursuant to the conditions of an indenture (the “Base Indenture”) between the Company and U.S. Bank National Association (the “Indenture Trustee”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”).

The System Restoration Bonds will represent obligations of the Company.  The System Restoration Bonds will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company, AEP Texas, Goldman Sachs & Co. LLC, Citigroup Global Markets, Inc. and the underwriters identified therein (the “Underwriters”).  As described in the prospectus, in connection with the issuance of the System Restoration Bonds, the Company will also enter into a (i) transition property purchase and sale agreement (the “Purchase Agreement”) between AEP Texas and the Company, (ii) transition property servicing agreement (the “Servicing Agreement”) between the Company and AEP Texas, (iii) administration agreement (the “Administration Agreement”) between the Company and AEP Texas and (iv) a second amended and restated intercreditor agreement (the “Intercreditor Agreement” and, together with the Purchase Agreement, the Servicing Agreement, the Administration Agreement, the LLC Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), between the Company, AEP Texas, AEP Texas Central Transition Funding II LLC, AEP Texas Central Transition Funding III LLC, The Bank of New York Mellon (as indenture trustee for AEP Central Transition Funding II LLC), U.S. Bank National Association (as indenture trustee for AEP Central Transition Funding III LLC) and the Indenture Trustee.  The assets of the Company will consist primarily of the rights and interests under a financing order, including the right to impose, collect and receive system restoration charges established in the financing order.  The Company, AEP Texas, Indenture Trustee and Underwriters for the System Restoration Bonds will be identified in the prospectus.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

As special tax counsel to the Company, we have examined and relied upon forms of the Transaction Documents filed as exhibits to the Registration Statement and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Company, AEP Texas and others.

Based on Rev. Proc. 2005-62, 2005-2 C.B. 507 and the assumptions and representations set forth in the Preliminary Prospectus, the Prospectus and the Transaction Documents, we are of the opinion that for U.S. federal income tax purposes, (1) AEP Texas will not be treated as recognizing gross income upon the issuance of the System Restoration Bonds, (2) the Issuer will not be treated as a taxable entity separate and apart from AEP Texas (the Issuer’s sole member) and (3) the System Restoration Bonds will be treated as indebtedness of AEP Texas.

The opinions set forth herein are based upon the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other releases of the Internal Revenue Service (the “IRS”) and current case law, any of which can change at any time.  Any such changes can apply retroactively and modify the legal conclusions on which the opinions set forth herein are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents.  In addition, you should be aware that our opinions will have no binding effect on the IRS or a court and should not be considered a guarantee of the ultimate outcome of any controversy.  There can be no assurance that positions contrary to those stated herein may not be asserted by the IRS.

In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States.  The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of our opinions under the captions “Prospectus Summary of Terms—Federal Income Tax Status” and “Material U.S. Federal Income Tax Consequences” in the prospectus included in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours

/s/ Sidley Austin LLP